Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

Exhibit 10.1

DATED 18 April 2013

(1) ISIS INNOVATION LIMITED

and

(2) PERSPECTUM DIAGNOSTICS LIMITED

EXCLUSIVE LICENCE OF TECHNOLOGY

(ISIS PROJECT No’s.: [**])

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

THIS AGREEMENT is made on 18 April 2013

BETWEEN:

(1)	ISIS INNOVATION LIMITED (Company No. 2199542) whose registered office is at University Offices, Wellington Square, Oxford 0X1 2JD, England (the “Licensor”); and

(2)	PERSPECTUM DIAGNOSTICS LIMITED (Company Registration No. 08219473) whose registered office is at The Innovation Centre, 99 Milton Park, Abingdon, 0X14 4RY, UK (the “Licensee”).

BACKGROUND:

The Licensed Technology is connected with the Project. The Licensor wishes to license the Licensed Technology, and the Licensee wishes to acquire a licence to the Licensed Technology, on the terms of this agreement.

AGREEMENT:

1.	Interpretation

In this agreement (including its Schedules), any reference to a “clause” or “Schedule” is a reference to a clause of this agreement or a schedule to this agreement, as the case may be. Words and expressions used in this agreement have the meaning set out in Schedule 1.

2.	Grant Of Licence

2.1 In consideration of the payments required to be made under this agreement by the Licensee, the Licensor grants to the Licensee a licence in the Territory in respect of the Licensed Technology to develop, make, have made, use and have used and Market the Licensed Product in the Field on and subject to the terms and conditions of this Agreement. Subject to clause 4, the Licence is exclusive in the Field in relation to the Licensed Intellectual Property Rights. The Licence is non-exclusive in relation to the Licensed Know-How. The Licensor retains unrestricted rights to use and license others to use the Licensed Know-How, and to use and license the Licensed Technology outside the Field.

2.2	As soon as is reasonably possible after the date of this agreement, the Licensor will, at the Licensor’s cost, supply the Licensee with the Documents.

2.3	The Licensee may grant sub-licences with the prior written consent of the Licensor, such consent not to be unreasonably withheld, provided that:

(a)

the sub-licensee has obligations to the Licensee commensurate with those which the Licensee has to the Licensor under this agreement, except where it is not legally possible to include such obligations in the sub-licence; and

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

(b)	the nature of the proposed sub-licensee is not likely in the Licensor’s opinion to have any detrimental impact on the reputation of either the Licensor or of the University; and

(c)	as soon as reasonably practicable and in any event within [**] following the grant of each sub-licence, the Licensee provides a certified copy of that sublicence to the Licensor; and

(d)	no sub-licence will carry any right to sub-sub-license.

3.	Improvements

3.1	The Licensed Technology covered by the Licence in clause 2 includes the Licensor’s Improvements. The Licensor will communicate in writing to the Licensee.

3.2	The Licensee acknowledges and agrees that all Intellectual Property Rights in the Licensor’s Improvements belong to the Licensor.

3.3	The. Licensee will communicate in writing to the Licensor.

3.4	The Licensor acknowledges and agrees that all Intellectual Property Rights in the Licensee’s Improvements belong to the Licensee.

4.	Rights Re Non-Commercial Use

4.1

The Licensee grants the Licensor an irrevocable, perpetual, royalty-free licence to grant the University and Oxford University Hospitals NHS Trust and those persons who at any time work or have worked on the Licensed Technology the licence set out in clause 4.2.

4.2

The Licensor has granted and, in respect of Licensee’s Improvements, will grant, to the University and Oxford University Hospitals NHS Trust and those persons who at any time work or have worked on the Licensed Technology a non-transferable, irrevocable, perpetuai, royalty-free licence to use and publish the Licensed Technology and the Licensee’s Improvements for Non-Commercial Use.

4.3

The Licensor will ask the University to give to the Licensee in advance an outline of any material related to the Licensed Technology intended for publication. The Licensee may request that publication be delayed for a period no longer than [**] from the date of notification if such delay is necessary in order to protect the Licensed Technology. If no request for delay is received within [**] of the date of notification, the University will be free to assume that the Licensee has no objection to the proposed publication

5.	Filing And Maintenance

5.1

The Licensee will pay the Licensor the Past Patent Costs representing the Licensee’s sole contribution to the patent costs incurred by the Licensor prior to the parties entering into this agreement, within [**] of receiving an invoice from the Licensor.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

5.2

The Licensor will, in consultation with the Licensee and at the Licensee’s cost, prosecute, use all reasonable endeavours to maintain, and renew the Application throughout the duration of this Licence Agreement. The Licensee will reimburse the Licensor for all outgoings of this nature (including lawyers’ and patent agents’ fees and expenses) within [**] of receiving an invoice from the Licensor, provided that the Licensor shall be entitled to make it a condition of any action of the Licensor under this clause 5.2 that the Licensee provides the Licensor with sufficient money in advance to cover the costs likely to be incurred in the action.

5.3

The Licensee shall inform the Licensor not less than [**] in advance of the National Phase filing deadline (noted in Schedule 2) of the territories within the scope of the PCT that it wishes to be covered in the National Phase of the Application. In the event that the Licensee does not give the required minimum of [**] advance notice the Licensor shall then be entitled to proceed with filing the applications at the Licensee’s cost in whichever territories as it may in its sole discretion decide.

5.4

The Licensee shall be entitled to remove any one or more of the countries from the Territory at any time by giving not less than [**] notice to the Licensor. If the Application is proceeding under the PCT then such notice may not be given any earlier than the date for commencement of the National Phase filing. For the avoidance of doubt the Licensee shall remain liable for the costs mentioned in clause 5.2 that arise or are incurred by the Licensor during the said notice period in respect of the countries being removed.

6.	Infringement

6.1	Each party will notify the other in writing as soon as reasonabiy practicable of any misappropriation or infringement of any rights in the Licensed Technology of which the party becomes aware.

6.2

The Licensee has the first right (but is not obliged) to take legal action at its own cost against any misappropriation or infringement of any rights included in the Licensed Intellectual Property in the Field. The Licensee must discuss any proposed legal action with the Licensor prior to the legal action being commenced, and take due account of the legitimate interests of the Licensor in the action it takes.

6.3	If the Licensee takes legal action under clause 6.2, the Licensee will:

(a)

indemnify and hold the Licensor and the University harmless against all reasonably incurred costs (including lawyers’ and patent agents’ fees and expenses), claims, demands and liabilities arising out of or consequent upon such activities and will settle any invoice received from the Licensor in respect of such costs, claims, demands and liabilities within [**] of receipt; and

(b)

treat any award of profits or damages (including, without limitation, punitive damages) as Net Sales for the purposes of clause 8, having first for these purposes deducted from the award an amount equal to any legal costs incurred by the Licensee in the action; and

(c)	keep the Licensor regularly informed of the progress of the legal action, including, without limitation, any claims affecting the scope of the Licensed Technology.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

6.4

If the Licensee has notified the Licensor in writing that it does not intend to take any action in relation to the misappropriation or infringement or the Licensee has not taken any professional advice with regard to any such action within [**] of the notification under clause 6.1,or if having received such professional advice and consulted with the Licensor, the Licensee does not take reasonable steps to act upon an agreed process for dealing with such misappropriation or infringement within the timescale agreed between the Licensor and the Licensee (which may include, for the avoidance of doubt, seeking a second opinion in respect of such professional advice) and in any event within [**] of any date specified within the agreed timescale, the Licensor may take such legal action at its own cost.

7.	Confidentiality

7.1

Subject to clauses 7.2 and 7.3, each party (being a receiving or disclosing party as the case may be) will keep confidential the Confidential Information of the other party and will not disclose or supply the Confidential Information to any third party or use it for any purpose, except in accordance with the terms and objectives of this agreement.

7.2

The Licensee may disclose to sub-licensees of the Licensed Technology such of the Confidential Information of which it consists as is necessary for the exercise of any rights sub-licensed, provided that the Licensee shall ensure that such sub-licensees accept a continuing obligation of confidentiality in the same terms as this clause, and giving third party enforcement rights to the Licensor, before the Licensee makes any disclosure of the Confidential Information.

7.3	Clause 7.1 will not apply to any Confidential Information which:

(a)	is known to the receiving party before disclosure, and not subject to any obligation of confidentiality owed to the disclosing party; or

(b)	is or becomes publicly known without the fault of the receiving party; or

(c)

is obtained by the receiving party from a third party in circumstances where the receiving party has no reason to believe that it is subject to an obligation of confidentiality owed to the disclosing party; or

(d)

the receiving party can establish by reasonable proof was substantially and independently developed by officers or employees of the receiving party who had no knowledge of the disclosing party’s Confidential Information; or

(e)	is approved for release in writing by an authorised representative of the disclosing party; or

(f)

the receiving party is required to disclose by law (provided always that, to the extent permitted by law or required by any recognised investment exchange, the receiving party will give such notice as is reasonably practicable in the circumstances to the disclosing party about the timing and content of such a disclosure).

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

8.	Royalties And Other Payments

8.1	The Licensor will invoice the Licensee for the Signing Fee shortly after signature of this agreement and the Licensee must settle the invoice within [**] of receipt.

8.2	The Licensee will pay to the Licensor a royalty equal to the Royalty Rate on all Net Sales of Licensed Products.

8.3

In the event that the royalties paid to the Licensor under clause 8.2 do not amount to at least the Minimum Sum, the Licensee must make up the difference between the royalties paid under clause 8.2 and the Minimum Sum in each Licence Year where a Minimum Sum applies.

8.4

The Licensee will pay to the Licensor a royalty equal to the Fee Income Royalty Rate on all up-front, and other one-off payments (other than payments made solely in relation to research provided by the Licensee) received by the Licensee under or in connection with all sub-licences and other contracts granted by the Licensee with respect to the Licensed Technology. The Licensee will pay each such royalty within [**] after its receipt of the payment to which the royalty relates.

8.5

The Signing Fee is non-refundable and will not be considered as an advance payment on royalties payable under clause 8.2. No part of the Minimum Sum will be refundable or applicable to succeeding Licence Years.

8.6	The Minimum Sum will be indexed to the RPI and each Minimum Sum will be increased (or decreased, if appropriate) by the percentage change in the RPI between the date of this agreement and:

(a)	in the case of any Minimum Sum, the last day of the Licence Year to which it relates.

8.7

Subject to the use by the Licensee of a commercially reasonable quantity of Licensed Products for promotional sampling, the Licensee must not accept or solicit any non¬monetary consideration when Marketing Licensed Products or when issuing sub-licences of the Licensed Technology without the prior written consent of the Licensor (acting in good faith).

8.8	The Licensee will make all payments in pounds sterling or any currency replacing pounds sterling in its entirety.

8.9

For the purposes of calculating any amount payable by the Licensee to the Licensor in a currency other than pounds sterling (or replacement currency), the Licensee shall apply an exchange rate equivalent to:

(a)	the average of the applicable closing mid rates quoted by the Financial Times as published in London on the first Business Day of each month during the quarter just closed; or

(b)	for payments under clause 8.4 only, the first Business Day of the month in which the payment was received by the Licensee.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

8.10

Where the Licensee has to withhold tax by law, the Licensee will deduct the tax, pay it to the relevant taxing authority, and supply the Licensor with a Certificate of Tax Deduction at the time of payment to the Licensor.

8.11

In the event that full payment of any amount due from the Licensee to the Licensor under this agreement is not made by any of the dates stipulated, the Licensee shall be liable to pay interest on the amount unpaid at the rate of [**] over the base rate for the time being of Barclays Bank plc, from the date when payment was due until the date of actual payment.

8.12	If the Licensed Product is of a description covered by the Medicines Access Policy, the Licensee shall adhere to the requirements of the Medicines Access Policy.

9.	Best Endeavours

The Licensee must use its best endeavours to develop, exploit and Market the Licensed Technology to maximise the financial return for both parties in accordance with the Development Plan.

10.	Royalty Reports And Audit

10.1

The Licensee will provide the Licensor with a report [**] detailing the activities and achievements in its development of the Licensed Technology in order to facilitate its commercial exploitation, and in the development of potential Licensed Products.

10.2

The Licensee will provide the Licensor with a royalty report within [**] after the close of each quarter of the Licence Year for each Licensed Product Marketed by the Licensee and its sub-licensees. Each Royalty Report will:

(a)	set out the Net Sales of each Licensed Product Marketed by the Licensee;

(b)	provide a calculation of the royalties due;

(c)	provide a statement showing whether or not royalties due exceed the Minimum Sum and, If so, by how much;

(d)	set out details of any deductions made under clause 10.4 below; and

(e)	set out the steps taken during the Licence Year to promote and market Licensed Products.

The Licensee must pay the Licensor the royalties due in respect of the quarter just closed at the same time as the Licensee delivers the Royalty Report.

10.3

The Licensee will also deliver to the Licensor a periodic report providing sufficient data (in outline form) to give a reasonable indication or estimate of the actual or expected market share of the Licensee and its sub-licensees. Before the first sale of a Licensed Product the Licensee shall provide this report at the close of the second and fourth quarters of each Licence Year. From then onwards, the report shall be delivered at the close of every quarter. This obligation is not intended to place a significant additional financial burden on the Licensee.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

10.4

If a Licensed Product Marketed by the Licensee is re-Marketed by an Affiliate or an entity over which the Licensee exercises Control, the royalty on each such Licensed Product will be calculated on the highest of the prices at which it is Marketed or re-Marketed.

10.5

The Licensee must keep complete and accurate accounts of all Licensed Products used and Marketed by the Licensee in each Licence Year for at least [**]. The Licensor may, through an independent certified accountant, audit all such accounts on at least [**] written notice no more than once each Licence Year for the purpose of determining the accuracy of the Royalty Reports and payments. If on any such audit a shortfall in payments of greater than [**] is discovered in respect of the audit period, the Licensee shall pay the Licensor’s reasonable audit costs.

11.	Duration And Termination

11.1

This agreement will take effect on the date of signature. Subject to the possibility of earlier termination under the following provisions of this clause 11, and subject to the possibility of an extension to the term by mutual agreement, this agreement shall continue in force:

(a)	for so long as anything within the definition of the Application remains in effect; and

(b)	in any event for twenty (20) years from the date of this agreement.

11.2

If either party commits a material breach of this agreement, and the breach is not remediable or (being remediable) is not remedied within the period allowed by notice given by the other party in writing calling on the party in breach to effect such remedy (such period being not less than [**]), the other party may terminate this agreement by written notice having immediate effect.

11.3

The Licensee may terminate this agreement for any reason at any time after the third anniversary of this agreement on [**] written notice whereupon the Licensee shall bring all sub-licences to an end on the same date. Any such termination shall not absolve the Licensee of its obligation to accrue and pay royalties and other payments under the provisions of clause 8 in respect of the period prior to termination.

11.4	The Licensor may terminate this agreement:

(a)

immediately, if the Licensee has a petition presented for its winding-up, or passes a resolution for voluntary winding-up otherwise than for the purposes of a bona fide amalgamation or reconstruction, or compounds with its creditors, or has a receiver or administrative receiver appointed of all or any part of its assets, or enters into any arrangements with creditors, or takes or suffers any similar action in consequence of debts;

(b)	on [**] written notice if:

(i)	the Licensee opposes or challenges the validity of the Application or raises the claim that the Know-How is not necessary; or

(ii)

in the Licensor’s reasonable opinion acting in good faith, the Licensee is taking insufficient or inadequate steps to develop or Market the Licensed Products as demonstrated by the Royalty Report and the Licensee does not take any further steps requested by the Licensor by written notice within a reasonable time.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

11.5	On termination or expiration of this agreement, for whatever reason, the Licensee:

(a)	must bring all sub-licences to an end on the same date; and

(b)	shall pay to the Licensor all outstanding royalties and other sums due under this agreement; and

(c)	shall provide the Licensor with details of the stocks of Licensed Products held at the point of termination; and

(d)

must cease to use or exploit the Licensed Technology, provided that this restriction does not apply to Licensed Know-How which has entered the public domain through no fault of the Licensee, and that the Licensee may continue to use the Licensed Technology in order to meet any specific existing binding commitments already made by the Licensee at the date of termination and requiring delivery of Licensed Products within the next [**]; and

(e)

must, at the option of the Licensor and at the Licensee’s cost, destroy all other Licensed Products or send all other Licensed Products to a location nominated by the Licensor to the Licensee in writing; and

(f)

grants the Licensor an irrevocable, transferable, non-exclusive licence to develop, make, have made, use and Market the Licensee’s Improvements and products that incorporate, embody or otherwise exploit the same. The Licensor shall pay a reasonable royalty for use of this licence unless the termination arises under clause 11.3 or clause 11.4, or is by the Licensor under clause 11.2, in which case it shall be royalty-free.

11.6

Termination of this agreement, whether for breach of this agreement or otherwise, shall not absolve the Licensee of its obligation to accrue and pay royalties under the provisions of clause 8 for the duration of any notice period and in respect of any dealings in Licensed Products permitted by clause 11.5.

11.7	Clauses 4.2, 6.3, 11.5, 12, 13.4 and 13.13 will survive the termination or expiration of this agreement, for whatever reason, indefinitely.

11.8	Clauses 7 and 10.5 will survive the termination or expiration of this agreement, for whatever reason, for a period of [**].

12.	Liability

12.1	To the fullest extent permissible by law, the Licensor does not make any warranties of any kind including, without limitation, warranties with respect to:

(a)	the quality of the Licensed Technology;

(b)	the suitability of the Licensed Technology for any particular use;

(c)	whether use of the Licensed Technology will infringe third-party rights; or

(d)	whether the Application will be granted or the validity of any patent that issues in response to that Application.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

12.2	The Licensee agrees to indemnify the Licensor and the University and hold the Licensor and the University harmless from and against any and all claims, damages and liabilities:

(a)

asserted by third parties (including claims for negligence) which arise directly or indirectly from the use of the Licensed Technology or the Marketing of Licensed Products by the Licensee and/or its sub-licensees; and/or

(b)	arising directly or indirectly from any breach by the Licensee of this agreement.

12.3

The Licensor will use its reasonable endeavours to defend any Indemnified Claim and to reduce so far as practicable its losses, claims, liabilities costs, charges and expenses or (at the Licensor’s option) allow the Licensee to do so on its behalf (subject to the University retaining the right to be kept informed of progress in the action and to have reasonable input into its conduct.) The Licensor will not (except as required by law) make any admission, compromise, settlement or discharge of any Indemnified Claim without the consent of the Licensee (which will not be unreasonably withheld or delayed).

12.4

The Licensee undertakes to make no claim against any employee, student, agent or appointee of the Licensor or of the University, being a claim which seeks to enforce against any of them any liability whatsoever in connection with this agreement or its subject-matter.

12.5

The liability of either party for any breach of this agreement, or arising in any other way out of the subject-matter of this agreement, will not extend to incidental or consequential damages or to any loss of profits.

12.6

The liability of the Licensor to the Licensee accruing in any Licence Year under or otherwise in connection with this agreement or its subject-matter, including without limitation liability for negligence, shall in no event exceed:

(a)	in respect of liability accruing in the first Licence Year, the amount of the Signing Fee paid to the Licensor; and

(b)	in respect of liability accruing in any subsequent Licence Year, the total royalties paid in the previous Licence Year to the Licensor under clause 8.2.

12.7	Nothing in this agreement shall limit or exclude any liability for fraud or fraudulent misrepresentation.

13.	General

13.1

Registration - The Licensee must register its interest in the Licensed Technology with any relevant authorities in the Territory as soon as legally possible. The Licensee must not, however, register an entire copy of this agreement in any part of the Territory or disclose its financial terms without the prior written consent of the Licensor such consent not to be unreasonably withheld or delayed.

13.2

Advertising - The Licensee must not use the name of the Licensor, the University or the Inventor in any advertising, promotional or sales literature, without the Licensor’s prior written approval such approval not to be unreasonably withheld or delayed.

13.3

Packaging - The Licensee will ensure that the Licensed Products and the packaging associated with them are marked suitably with any relevant patent or patent application numbers to satisfy the laws of each of the countries in which the Licensed Products are sold or supplied and in which they are covered by the claims of any patent or patent application, to the intent that the Licensor shall not suffer any loss or any loss of damages in an infringement action.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

13.4

Thesis - This Agreement shall not prevent or hinder registered students of the University from submitting for degrees of the University theses based on the Licensed Technology; or from following the University’s procedures for examinations and for admission to postgraduate degree status.

13.5

Taxes - Where the Licensee has to make a payment to the Licensor under this agreement which attracts value-added, sales, use, excise or other similar taxes or duties, the Licensee will be responsible for paying those taxes and duties but only upon receipt of an appropriate VAT invoice or other tax invoice from the Licensor.

13.6

Notices - All notices to be sent to the Licensor under this agreement must indicate the Isis Project No and should be sent, by post and fax unless agreed otherwise in writing, until further notice to: The Managing Director, Isis Innovation Ltd, Ewert House, Ewert Place, Summertown, Oxford, OX2 7SG, Fax: 01865 280831. All notices to be sent to the Licensee under this agreement should be sent, until further notice, to the Licensee’s Contact and Address indicating the Isis Project No.

13.7

Force Majeure - If performance by either party of any of its obligations under this agreement (not including an obligation to make payment) is prevented by circumstances beyond its reasonable control, that party will be excused from performance of that obligation for the duration of the relevant event.

13.8

Assignment - The Licensee may not assign any of its rights or obligations under this agreement in whole or in part, except to an Affiliate and only for so long as it remains an Affiliate, without the prior written consent of the Licensor. Assignment, for these purposes, includes the acquisition of Control of the Licensee by a third party. If the Licensor assigns its rights in the Licensed Technology to any person it shall do so only after giving not less [**] written notice to the Licensee and providing to the Licensee a written notice of the assignment signed by Isis and the assignee which records that the assignment was made expressly subject to the Licensee’s rights under this Agreement.

13.9

Severability - If any of the provisions of this agreement is or becomes invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions will not in any way be affected or impaired. The parties will, however, negotiate to agree the terms of a mutually satisfactory provision, achieving as nearly as possible the same commercial effect, to be substituted for the provision found to be void or unenforceable.

13.10

No Partnership etc - Nothing in this agreement creates, implies or evidences any partnership or joint venture between the Licensor and the Licensee or the relationship between them of principal and agent.

13.11

Entire Agreement - This agreement constitutes the entire agreement between the parties in relation to the Licence and the Licensee has not relied on any other statements or representations in agreeing to enter this contract. Specifically, but without limitation, this agreement does not impose or imply any obligation on the Licensor or the University to conduct development work. Any arrangements for such work must be the subject of a separate agreement between the University and the Licensee.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

13.12

Variation - Any variation of this agreement must be in writing and signed by authorised signatories for both parties. For the avoidance of doubt, the parties to this agreement may rescind or vary this agreement without the consent of any party that has the benefit of clause 13.13.

13.13

Rights Of Third Parties - The parties to this agreement intend that by virtue of the Contracts (Rights of Third Parties) Act 1999 the University and the people referred to in clause 12.4 will be able to enforce the terms of this agreement intended by the parties to be for their benefit as if the University and the people referred to in clause 12.4 were party to this agreement.

13.14

Governing Law - This Agreement is governed by English Law, and the parties submit to the exclusive jurisdiction of the English Courts for the resolution of any dispute which may arise out of or in connection with this Agreement.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

SCHEDULE 1 – DEFINITIONS

(Clause 1)

Academic and Research Purposes means research, teaching or other scholarly use which is undertaken for the purposes of education and research.

Affiliate means any company or legal entity in any country Controlling or Controlled by the Licensee or Licensor.

Application means:

(a)	the patent application set out in Schedule 2;

(b)	any patents granted in response to that application;

(c)	any corresponding foreign patents and applications which may be granted to the Licensor in the Territory based on and deriving priority from that application; and

(d)	any addition, continuation, continuation-in-part, division, reissue, renewal or extension based on the Application.

Business Day means a day, other than a Saturday or Sunday, on which clearing banks are permitted to open in London.

Clinical Patient Care means diagnosing, treating and/or managing the health of persons under the care of an individual having the right to use the Licensed Technology in the event that such Licensed Technology is capable of application in a healthcare setting without further development.

Confidential Information means in relation to each party any materials, trade secrets or other information disclosed by that party to the other, including, without limitation:

(a)	the Licensed Technology, to the extent that it is not disclosed by the Application when published; and

(b)	this agreement.

Control means:

(a)	ownership of more than fifty percent (50%) of the voting share capital of the relevant entity; or

(b)	the ability to direct the casting of more than fifty percent (50%) of the votes exercisable at a general meeting of the relevant entity on all, or substantially all, matters.

Development Plan means the plan set out in Schedule 3.

Documents means the documents and materials set out in Schedule 2.

Fee Income Royalty Rate means the royalty rate set out in Schedule 2.

Field means the field set out in Schedule 2.

Improvement means any development of the Licensed Technology which would, if commercially practised, infringe and/or be covered by a claim subsisting or being prosecuted in the Application.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

Indemnified Claim means any claim under which the Licensor and the University are entitled to be indemnified under clause 12.2.

Intellectual Property Rights means patents, trade marks, copyrights, database rights, rights in designs, and all or any other intellectual or industrial property rights, whether or not registered or capable of registration.

Inventor means the inventor or inventors named in the Application and identified in Schedule 2.

Licence means the licence granted by the Licensor to the Licensee under clause 2.1.

Licensed Intellectual Property Rights means the Application and (to the extent they constitute Intellectual Property Rights) the Licensor’s Improvements.

Licensed Know-how means all confidential information relating to the Application that has been communicated to the Licensee by the Licensor in writing before the date of this agreement or is communicated to the Licensee by the Licensor under this agreement and within [**] after the date of this agreement and (to the extent they constitute confidential information) the Licensor’s Improvements.

Licensed Product means any product, process, service or composition which is entirely or partially produced by means of or with the use of, or within the scope of, the Licensed Technology, or any of it.

Licensed Technology means the Licensed Intellectual Property Rights and the Licensed Know-How, and such (if any) other Intellectual Property Rights owned by or licensed to the Licensor as may be specifically identified in Schedule 2 (to the extent, in the case of licensed rights, that the Licensor is legally able to grant a sub-licence of the same).

Licensee’s Contact and Address means the address for the Licensee set out in schedule 2 of this agreement.

Licensee’s Improvements means any Improvements made prior to the [**] anniversary of the date of this agreement by the Licensee, and the Intellectual Property Rights pertaining to them.

Licence Year means each twelve (12) month period beginning on the date of this agreement and each anniversary of the date of this agreement.

Licensor’s Improvements means any Improvements made prior to the second anniversary of the date of this agreement solely by the Inventor within the Field, and the Intellectual Property Rights pertaining to them, of which the Licensor has been made aware and is legally able to license.

Market means, in relation to a Licensed Product, offering to sell, lease, licence or otherwise commercially exploit the Licensed Product or the sale, lease, licence or other commercial exploitation of the Licensed Product.

Medicines Access Policy means the policy of the University to promote access to pharmaceutical and other products and services, the current version of which is available at www.admin.ox.ac.uk/researchsupport/integrity/access.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

Minimum Sum means the minimum sum or sums set out in Schedule 2.

Net Sales means the gross selling price of the Licensed Product in the form in which it is Marketed by the Licensee or any sub-licensee, less;

(a)	trade, quantity or cash discounts actually given; and

(b)	outbound carriage and packaging expenses actually paid; and

(c)	customs duties, sales taxes or other taxes imposed upon and paid with respect to such sales (excluding personal taxes).

Non-Commercial Use means Academic and Research Purposes and the purposes of Clinical Patient Care. This includes the right for the University and Oxford University Hospitals NHS Trust to license the Licensed Technology to any of its collaborators in connection with and solely for the University’s and/or the Oxford University Hospitals NHS Trust’s Academic and Research Purposes; but it does not include the right to grant any license to commercially exploit the Licensed Technology.

Past Patent Costs means the past patent costs set out in Schedule 2.

Project means the project referred to in Schedule 4.

Quarter means any period of three calendar months (or part thereof) during a Licence Year.

RPI means the Retail Prices Index for all items which is published in the United Kingdom by the Office for National Statistics, or any replacement of it.

Royalty Rate means the royalty rate or rates set out in Schedule 2.

Royalty Report means the report to be prepared by the Licensee under clause 10.2.

Signing Fee means the signing fee set out in Schedule 2.

Territory means the territory or territories set out in Schedule 2, excluding any territory or territories removed through the operation of clause 5.3.

University means the Chancellor, Masters and Scholars of the University of Oxford whose administrative offices are at the University Offices, Wellington Square, Oxford OX1 2JD,

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

SCHEDULE 2

Application:	(1) - [**]

PCT National Phase filing deadline:
(1) [**]

Inventor:	(1) [**] (2) [**]

Territory [clause 2.1):	Worldwide

Field (clause 2.1):	All fields without any restriction

Documents (clause 2.2):	The Application.

Past Patent Costs (clause 5.1):	[**]

Signing Fee (clause 8.1):	[**]

Royalty Rate (clause 8.2):	[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

Minimum Sum (clause 8.3):

License Year	Minimum Sum
Licence year one	[**]
Licence year two	[**]
Licence year three	[**]
Licence year four and thereafter	[**]

Fee Income Royalty Rate (clause 8.4):	[**]

RPI on date of this agreement (clause 8.7):	[**]

Licensee’s Contact and Address (clause 13.6):
	Contact	Stefan Neubauer
	Address	Perspectum Diagnostics Limited, The Innovation Centre, 99 Milton Park, Abingdon, OX14 4RY, UK

Other Intellectual Property Rights owned by or licensed to the Licensor: N/A

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

SCHEDULE 3 - DEVELOPMENT PLAN

What	Rationale	Prototype date	Validated date
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]		[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

SCHEDULE 4 - THE PROJECT

1.	Isis Project Number: [**]

Isis Project Title: [**]

Abstract:

[**]

2.	Isis Project Number: [**]

Isis Project Title: [**]

Abstract:

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

AS WITNESS this agreement has been signed by the duly authorised representatives of the parties.

SIGNED for and on behalf of		SIGNED for and on behalf of
ISIS INNOVATION LIMITED		PERSPECTUM DIAGNOSTICS LIMITED

Name.	Mr T. Hockaday	Name.	Stefan Neubauer
Position:	Managing Director	Position:	Director
Signature:		Signature:
Date:	18 April 2013	Date:	18 April 2013